EXHIBIT 3.02
SUPERFUND GOLD, L.P.
LIMITED PARTNERSHIP AGREEMENT
     This Limited Partnership Agreement (the “Agreement”) is made as of March 19, 2008, by and among Superfund Capital Management, Inc., a Grenada corporation (the “General Partner”), Roman Gregorig, as the initial limited partner (the “Initial Limited Partner”) of each series designated hereunder (each, a “Series”) and each other party who becomes a party to this Limited Partnership Agreement as an owner of a unit (“Unit”) of beneficial interest in a Series and who is shown on the books and records of the Partnership with respect to such Series as a limited partner (individually, a “Limited Partner” and collectively, the “Limited Partners”).
     1. Formation; Name. The parties to this Agreement have formed a limited partnership under the Delaware Revised Uniform Limited Partnership Act, as amended and in effect on the date of this Agreement (the “Act”). The name of the limited partnership is Superfund Gold, L.P. (the “Partnership”). The General Partner has executed and filed a Certificate of Limited Partnership of the Partnership in accordance with the Act.
     2. Units of Limited Partnership. The beneficial interest in the Partnership shall be divided into an unlimited number of Units. The General Partner may, from time to time, authorize the designation of the Units into one or more Series. All Units issued hereunder shall be fully paid and nonassessable.
     3. Establishment of Series. The Partnership shall consist of one or more separate and distinct Series as contemplated by Section 17-218 of the Act. The General Partner hereby establishes and designates the following Series: “Superfund Gold, L.P. Series A” (“Series A”) and “Superfund Gold, L.P. Series B” (“Series B”). The General Partner, in addition to being the general partner of the Partnership shall be the general partner associated with each Series designated and established hereunder. The Units of each Series shall have the relative rights and preferences provided for herein and such rights as may be designated by the General Partner. The General Partner shall cause separate and distinct records for each Series to be maintained and the Partnership shall hold and account for the assets associated therewith separately from the other Partnership property and the assets associated with any other Series. Each Unit of a Series shall represent an equal beneficial interest in the net assets associated with that Series.
     All consideration received by the Partnership for the issue or sale of the Units of a Series, together with all assets in which such consideration is invested or reinvested, all income, earnings, profits, and proceeds thereof, including any proceeds derived from the sale, exchange, or liquidation of such assets, and any funds or payments derived from any reinvestment of such proceeds in whatever form the same may be, shall be held and accounted for separately from the other assets of the Partnership and of every other Series.
     A particular Series shall be charged with the liabilities of that Series, and all expenses, costs, charges and reserves attributable to any particular Series shall be borne by such Series. Any general liabilities, expenses, costs, charges or reserves of the Partnership (or any Series) that are not readily identifiable as chargeable to or bearable by any particular Series shall be allocated and charged by the General Partner between or among any one or more of the Series in such manner as the General Partner in its sole discretion deems fair and equitable. Without limiting the foregoing provisions of this subsection, the debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing with respect to a particular Series shall be enforceable only against the assets belonging to such Series, and not against the assets of the Partnership generally or the assets belonging to any other Series, and none of the debts, liabilities obligations and expenses incurred, contracted for or otherwise existing with respect to the Partnership generally or any other Series shall be enforceable against the assets belong to such Series.
     4. Creation of Accounts. The General Partner shall establish and maintain an account entitled “Superfund Gold, L.P. Series A Account” (the “Series A Account”) and an account entitled “Superfund Gold, L.P. Series B Account” (the “Series B Account”), and deposit the sum of $1,000.00 in the Series A Account and the sum of $1,000.00 in the Series B Account in connection therewith. The sums held in the Series A Account shall be held for the benefit of the Series A and the sums held in the Series B Account shall be held for the benefit of Series B and such accounts shall be segregated from each other and from the Partnership generally and separate records with respect thereto shall be kept for purposes of Section 17-218 of the Act.
     5. Principal Office. The address of the principal office of each Series shall be c/o Superfund Capital Management, Inc., Otway Building, P.O. Box 1479, Grand Anse, St. George’s, Grenada, West Indies; telephone (473) 439-2418. The General Partner is located at the same address. Registered Agents Legal Services, LLC shall receive service of process on each Series of the Partnership in the State of Delaware at 1220 North Market Street, Suite 806, Wilmington, Delaware 19801.
     6. Capital Contributions; Units. The Partners’ respective capital contributions to the Partnership in respect of a Series shall be as shown on the books and records of the applicable Series.
     7. Capital Accounts and Allocations. A capital account will be established for each Unit in each Series and the General Partner with respect to each Series. The balance of each capital account will be the amount contributed to a Series in respect of a Unit or by the General Partner increased by (i) the amount of all net income and gains allocated to such Unit or the General Partner and decreased by (ii) the amount of all net losses allocated to such Unit or the General Partner. It is intended that the capital accounts will be maintained at all times in accordance with Section 704 of the Internal Revenue Code of 1986, as amended, and applicable Treasury regulations thereunder.
     8. Expenses. Each Series shall bear any and all charges incidental to its operations. Each Series shall bear all legal, accounting and ordinary operating and extraordinary expenses (e.g., litigation costs or damages) incurred in connection with its activities.
     9. Initial Limited Partner. The Initial Limited Partner shall contribute $1,000 to the capital of each of Series A and Series B and shall be issued a Unit of each such Series and shall be a Limited Partner in each such Series. Immediately subsequent to the time of the admission to a Series of an additional Limited Partner, the Initial Limited Partner’s Unit in such Series shall be redeemed and the Initial Limited Partner shall be withdrawn from such Series as a limited partner without any further action on the part of the Initial Limited Partner.
     10. Business. The business and purpose of the Partnership and each Series is to trade, buy, sell, swap or otherwise acquire, hold or dispose of commodities, securities (such as United States Treasury securities) approved by the Commodity Futures Trading Commission for investment of customer funds and other securities on a limited basis, and any rights pertaining thereto and any options thereon. The objective of the Partnership (and each Series’) is to maintain the approximate equivalent of a dollar for dollar investment in gold while seeking appreciation of assets through speculative trading by the General Partner.
     11. Fiscal Year. The fiscal year of the Partnership and each Series shall be the calendar year.
     IN WITNESS WHEREOF, the undersigned have duly executed this Limited Partnership Agreement as of the day and year first above written.

SUPERFUND CAPITAL MANAGEMENT, INC. as General Partner
By:	/s/ Nigel James
Name:	Nigel James
Title:	President

INITIAL LIMITED PARTNER—SERIES A
/s/ Roman Gregorig
ROMAN GREGORIG

INITIAL LIMITED PARTNER—SERIES B
/s/ Roman Gregorig
ROMAN GREGORIG

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